Exhibit 99.1

Media	Investors
Janis Smith	Jim Rowe
415-396-7711	415-396-8216

Wells Fargo Chairman Kovacevich To Retire; Stumpf To Succeed Him

SAN FRANCISCO, September 22, 2009 – Wells Fargo & Company (NYSE:WFC) said today that Chairman Dick Kovacevich will step down as chairman and a director at the end of 2009 and retire from the company in early 2010, after 23 years with the company.

Kovacevich, who will be 66 next month, had agreed last November to continue as chairman for an interim period to focus primarily on issues related to the challenges facing the financial services industry and to the Wells Fargo-Wachovia merger integration. Wells Fargo’s Board of Directors, as it indicated last November, confirmed that President and CEO John Stumpf will assume added responsibility as Chairman effective January 1, 2010.

“Tens of thousands of our team members have helped make Wells Fargo one of the world’s most admired companies but they couldn’t have done it without the bold, determined and visionary leadership of Dick Kovacevich,” said the Board’s Lead Director Phil Quigley. “He created and articulated our Company’s ground-breaking vision – to satisfy all our customers’ financial needs and help them succeed financially. He was one of the first to proclaim the death of stand-alone banking and the rise of the financial services industry. He oversaw the disciplined acquisition of more than 300 financial institutions in virtually every segment of financial services, including, at the time, the most successful merger of two large banks in U.S. history with Norwest Corporation’s acquisition of Wells Fargo & Company in 1998. He also advocated for new Federal laws that brought more competition and customer benefit, enabled national banks to avoid geographic concentration and diversify risk, and enabled customers to do their banking regardless of state borders. During his years with our company the market value of our company’s stock rose from $4 billion to more than $130 billion.”

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Stumpf, 56, a 27-year veteran of the Company, succeeded Kovacevich as CEO two years ago. “John has been an outstanding leader of our company,” said Quigley, “helping engineer Wells Fargo’s merger with Wachovia Corporation last year, and this year keeping the merger integration smoothly on schedule and leading our talented team with customer-focus and integrity to two consecutive quarters of record earnings despite the economic recession.”

Kovacevich said Stumpf is “the best person in the country to be leading our company through the challenges and enormous opportunities ahead. The Board has every confidence that, in addition to his current responsibilities, John will be an outstanding Board chairman and that we have the strongest, most experienced team of senior leaders in all of financial services. With our time-tested vision and business model, diversity of businesses across virtually all of financial services, and significant power to generate capital internally, we believe that Wells Fargo, combined with Wachovia, is poised for even more market share growth in the years ahead.”

Stumpf joined Northwestern National Bank of Minneapolis, a subsidiary of the former Norwest Corporation (predecessor of Wells Fargo), in 1982 in loan administration. He was named a vice president in Norwest Bank Minneapolis’ loan administration department the following year and held several management positions at Norwest Bank Minneapolis and Norwest Bank Minnesota before being named head of Norwest Bank Arizona in 1989. He was named regional president for Norwest Banks in Colorado/Arizona in 1991. From 1994 to 1998 as regional president for Norwest Bank Texas he led Norwest’s acquisition of 30 Texas banks with total assets of more than $13 billion. With Norwest’s acquisition of Wells Fargo & Company in 1998, he became head of the Southwestern Banking Group (Arizona, New Mexico and Texas). Two years later he became head of the new Western Banking Group (Arizona, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming). In 2000, he led the integration of Wells Fargo’s acquisition of the $23 billion First Security Corporation, based in Salt Lake City. He was named Group EVP of Community Banking in 2002, President and Chief Operating Officer in 2005, a member of the Wells Fargo Board in 2006, and CEO in 2007.

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Wells Fargo & Company is a diversified financial services company with $1.3 trillion in assets, providing banking, insurance, investments, mortgage and consumer finance through more than 10,000 stores, over 12,000 ATMs and the internet (wellsfargo.com) across North America and internationally.

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